                                                                                                         10.5

Amendment to The Joint Corp. Amended and Restated 2014 Incentive Stock Plan
(effective with respect to Awards issued on or after November 2, 2021)

1.The following shall be added to Article 2 of the Amended and Restated 2014 Incentive Stock Plan, as amended (the “Plan”), immediately following the definition of “SAR Award”:

Section 16 Officer means an “officer” as defined by Rule 16a-1 promulgated under the Exchange Act.

2.The first paragraph of Section 3.2 of the Plan, is hereby deleted in its entirety and replaced with the following, effective for Awards issued on or after November 2, 2021:

Subject to the terms of the Plan, the Committee shall have the authority to select the Eligible Persons to whom Awards are to be granted and to determine the time, type, number of shares, vesting, restrictions, limitations and other terms and conditions of each Award. The Committee may, in a limited manner and from time to time, delegate authority to the Chief Executive Officer or to the Chair of the Committee to grant Awards to employees, including officers who are not deemed Section 16 Officers (defined below), of The Joint that are newly hired employees, newly promoted individuals and recipients of recognition equity awards other than awards granted in connection with annual incentive programs. Any such delegation must be made within the guidelines established by the Committee and may be subject to review by the Committee (or the Board of Directors), at the discretion of the Committee (or the Board of Directors).

Approved by the Board of Directors of The Joint Corp. on November 2, 2021.